UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 23, 2004
(Date of earliest event reported)

Inland Western Retail Real Estate Trust, Inc.
(Exact name of registrant as specified in the charter)
Maryland	333-103799	42-1579325
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant's telephone number including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing in intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Zurich Towers, Schaumburg, Illinois

On November 23, 2004, we purchased two connecting, 20 story, tower office buildings, containing approximately 895,418 of gross leasable square feet. The towers are located at 1400-1450 E. American Lane in Schaumburg, Illinois.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $138,000,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $154 per square foot of leasable space.

We purchased this property with our own funds. On November 23, 2004, we obtained financing in the amount of $81,420,000. The loan requires interest only payments at an annual rate of 4.247% and matures December 2009.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenant would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Zurich American Insurance Company, leases 100% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis over the next twelve years.
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
Zurich American Insurance Company	895,418	100	9.92	12/04	11/16

For federal income tax purposes, the depreciable basis in this property is approximately $103,500,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Item 9.01. Financial Statements and Exhibits

  Financial Statements

No financial statements will be filed for Zurich Towers as the acquisition of this property does not require financial statements under Rule 3-14 of the Securities and Exchange Commission Regulation S-X.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

By:	/s/ Lori J. Foust
Name:	Lori J. Foust
Title:	Principal Accounting Officer
Date:	November 23, 2004